Exhibit 99.1

Contact:	D. Anthony Peay - (804) 632-2112
Executive Vice President/ Chief Financial Officer

Distribute to:	Virginia State/Local News lines, NY Times, AP, Reuters, S&P, Moody’s, Dow Jones, Investor Relations Service

July 24, 2009	Traded: NASDAQ	Symbol: UBSH

UNION BANKSHARES CORPORATION REPORTS EARNINGS

FOR IMMEDIATE RELEASE (Bowling Green, Virginia) — Union Bankshares Corporation (the “Company”) (NASDAQ: UBSH - News) reports net income for the second quarter ended June 30, 2009 of $953 thousand, down $3.4 million from $4.3 million for the same period a year ago. The decrease was driven by an increase in the provision for loan losses, increased Federal Deposit Insurance Corporation (“FDIC”) insurance assessments and a decline in net interest income. These were partially offset by increased profitability in the mortgage segment. The Company also incurred acquisition costs related to the announced merger with First Market Bank, FSB, expected to be consummated by year end.

Net income available to common shareholders, which deducts from net income the dividends and discount accretion on preferred stock, was $91 thousand for the quarter ended June 30, 2009. This decline represents a decrease in earnings per common share, on a diluted basis, from $0.32 to $0.01 from the prior year’s same quarter. Return on average common equity for the three months ended June 30, 2009 was 1.39%, while return on average assets was 0.15%, compared to 8.10% and 0.74%, respectively, for the same period in 2008.

Select highlights:

•

Credit costs continue to impact earnings as increases in nonperforming assets and charge-offs resulted in provisions of $4.9 million for the quarter and $8.0 million year to date. The allowance for loan losses represents 1.58% of total loans.

•	FDIC assessments for the quarter included a $360 thousand increase in the regular recurring assessment and a special assessment of $1.2 million.

•

Net interest income improved by $1.0 million over the most recent quarter with the net interest margin increasing from 3.22% to 3.30% due largely to reductions in the cost of funds and investment of excess liquidity.

•	Mortgage segment income for the quarter ($1.2 million) and year to date ($1.7 million) reflects increased origination volume during this historically low interest rate environment.

•	Dividends and accretion related to the preferred stock owned by the U. S. Treasury under the Capital Purchase Program amounted to $862 thousand or $0.06 per share for the quarter.

“This was a difficult quarter as we saw the impact of expenses related to increased provisions for loan losses typical for the tail-end of an economic downturn, the effect of increased fees and special assessments from the FDIC, plus the proposed First Market Bank merger,” said G. William Beale, President and Chief Executive Officer of Union Bankshares Corporation. “We expect our financial performance for the next few quarters to be impacted by First Market Bank deal costs, FDIC assessments and loan loss provisions reflecting the performance of our local economy.

There are some positives to report. Union Mortgage is having a record year driven by low interest rates and increased existing home sales. We saw our net interest margin increase during the second quarter and expect continued improvement in the coming quarters. Additionally, we have been able to liquidate some of our non-performing assets while minimizing losses.”

On a linked quarter basis, net income of $953 thousand for the quarter ended June 30, 2009 declined $800 thousand from $1.7 million for the first quarter ended March 31, 2009. Net income available to common shareholders, which deducts from net income the dividends and discount accretion on preferred stock, was $91 thousand for the current quarter compared to $985 thousand from the most recent quarter. This represents a decline in earnings per share, on a diluted basis, of $0.06, from $0.07 to $0.01. The second quarter results were largely attributable to increased provision for loan losses and increased FDIC insurance assessments, partially offset by increased net interest income and income from the mortgage segment. Continued historically low interest rates helped drive increased profitability in the mortgage segment during the quarter.

As a supplement to U. S. generally accepted accounting principles (“GAAP”), the Company also uses certain alternate financial measures to review its operating performance. Diluted earnings per share on a cash basis for the quarter ended June 30, 2009 were $0.09 as compared to $0.35 for the same quarter a year ago and $0.15 for the quarter ended March 31, 2009. Additionally, cash basis return on average tangible common equity for the quarter ended June 30, 2009 was 3.29% as compared to 12.64% in the prior year’s same quarter and 5.42% for the quarter ended March 31, 2009.

NET INTEREST INCOME

The decline in the target Federal funds rate since last year (from 2.00% to a range of 0% to 0.25%) continued to put significant pressure on the Company’s net interest margin and related net interest income during the second quarter. The asset sensitive positioning of the Company’s balance sheet combined with the previously mentioned interest rate declines have caused interest-earning assets to reprice faster than the Company’s interest-bearing deposits. While this positioning is expected to benefit the Company when interest rates (e.g., Prime rate, Federal funds rate) begin to rise, it will continue to negatively impact the margin in the interim.

For the six months ended June 30, 2009, the Federal Open Market Committee (“FOMC”) maintained the target range for the Federal funds rate at 0% to 0.25% and expects that the Federal funds rate will likely remain exceptionally low for an extended period. Additionally, the FOMC agreed to continue using liquidity and asset-purchase programs to support the functioning of financial markets and stimulate the economy. The Company should benefit from an exceptionally low Federal funds rate through lower borrowing costs and transaction deposit rates, which are generally priced off the short-end of the yield curve.

For the three months ended June 30, 2009, net interest income, on a tax-equivalent basis, decreased $996 thousand, or 4.8%, to $19.6 million compared to the same period last year. This decrease was attributable to the decline in interest-earning asset yields outpacing the decline in costs of interest-bearing liabilities, resulting in a reduction in the net interest margin of 62 basis points, from 3.92% to 3.30%. Yields on interest-earning assets declined 95 basis points driven predominantly by lower loan yields and excess liquidity at the Federal Reserve Bank yielding only 0.25%. Costs of interest-bearing liabilities declined only 33 basis points over the same time, principally as a result of lower costs on certificates of deposit and lower Federal Home Loan Bank of Atlanta (“FHLB”) advances.

Average money market volumes increased $235 million from this same time last year, of which approximately $181 million relates to new volume resulting from the Company’s money market promotion. The money market promotion provided customers who opened these accounts a 3% yield through June 30, 2009. Following expiration of the offer, yields for these money market deposits adjusted to the Company’s regular money market rates, which at the time were 1.60% or lower. Compared to June 30, 2008, liquidity generated by this promotion allowed the Company to reduce reliance on other borrowings by approximately $56.5 million and not to reissue any brokered certificates of deposit which had totaled approximately $40 million. It is expected that the repricing of these money market accounts will positively impact the net interest margin beginning in the third quarter.

On a linked quarter basis, tax-equivalent net interest income increased $1.0 million, or 5.5%, to $19.6 million. The tax-equivalent net interest margin increased 8 basis points to 3.30% from 3.22% from the most recent quarter. The net interest margin increase was partially attributable to a steeper decline in costs on interest-bearing liabilities as compared to the yields of interest-earning assets. Yields on interest-earning assets declined 6 basis points to 5.53% while the costs of interest-bearing liabilities declined 14 basis points to 2.63%. The decline in interest-earning asset yields was attributable to lower investment security yields, reduced loan demand and, to a lesser extent, an increase in nonaccrual loans. Excess funds not utilized due to lower loan demand have been deployed into taxable investment securities having yields lower than loans, but greater than alternative Fed Funds sold or Federal Reserve Bank investment options. Improvements in the cost of funds were principally a result of declining costs on certificates of deposit and money market savings accounts.

For the six months ended June 30, 2009, tax-equivalent net interest income decreased $2.3 million, or 5.5%, to $38.3 million. The tax-equivalent net interest margin decreased 63 basis points to 3.26% from 3.89% compared to the prior year. The net interest margin decrease was partially attributable to a steeper decline in yields on interest-earning assets as compared to the costs of interest-bearing liabilities. Yields on interest-earning assets declined 112 basis points to 5.56% while the costs of interest-bearing liabilities declined only 53 basis points to 2.70%. The decline in interest-earning asset yields was attributable to lower yields and demand for loans in a declining rate environment, and to a lesser extent, an increase in nonaccrual loans. The decline in the cost of interest-bearing liabilities was attributable to declines in the cost of certificates of deposit, lower volumes and costs of FHLB advances partially offset by increased volumes in promotional money market savings accounts.

On September 29, 2008, because of significant disruption and uncertainty in the financial markets, the Company borrowed $50 million in an FHLB advance at a rate of 3.52% with a maturity of September 28, 2009. Also, during the fourth quarter of 2008, the FOMC lowered the Federal funds target from 2.0% to a range of 0% to 0.25%. At that time, the Company considered the FHLB advance to be a contingency plan against unforeseen and unprecedented market movements. The earnings spread between the advance and the corresponding short-term investment yield was negative and consequently has had an unfavorable impact on the Company’s net interest margin. The expected repayment of this advance during the third quarter is expected to favorably impact the net interest margin.

ASSET QUALITY/LOAN LOSS PROVISION

Industry concerns regarding asset quality, precipitated by subprime mortgage lending, declining real estate activity and general economic conditions, continued during the second quarter. These issues are impacting the markets in which the Company operates, mainly by slowing real estate activity and adding to the general economic uncertainty. The risk and performance of the Company’s loan portfolio are reflective of the relatively stable markets in which it operates. While these markets have experienced slow economic activity, they remain in much better condition than the well-publicized markets in Arizona, Florida, California and other states where the Company does not lend and does not have loan loss exposure. The Company’s loan portfolio also does not include exposure to subprime mortgage loans.

During the current quarter and for the year, the Company continued to experience deterioration in asset quality and anticipates there may be additional softening in the near-term. The Company has a significant concentration in real estate loans. Residential acquisition and development lending and builder/construction lending have been scaled back as housing activity across our markets has declined. While this softening negatively impacts delinquency and nonperforming asset levels, the collateralized nature of real estate loans serves to better protect the Company from loss.

Necessary resources are being devoted to the ongoing review of the portfolio and the workouts of problem assets to minimize any loss to the Company. Management will continue to monitor delinquencies, risk rating changes, charge-offs, market trends and other indicators of risk in the Company’s portfolio, particularly those tied to residential and commercial real estate, and adjust the allowance for loan losses accordingly.

Net charge-offs were $2.9 million, or 0.63% of loans on an annualized basis, for the quarter ended June 30, 2009, compared to net charge-offs of $478 thousand, or 0.11%, in the same quarter last year and $922 thousand, or 0.20%, for the quarter ended March 31, 2009. Net charge-offs in the current quarter included construction loans of $1.8 million, credit cards of $330 thousand, indirect auto loans of $283 thousand, commercial loans of $221 thousand, home equity loans of $165 thousand and the remaining $101 thousand principally related to consumer loan charge-offs. At June 30, 2009, total past due loans were $27.9 million, or 1.49% of total loans, up from 0.62% a year ago, but down from 1.93% at March 31, 2009.

At June 30, 2009, nonperforming assets totaled $52.3 million, an increase of $39.4 million from a year ago and $13.1 million from March 31, 2009. The increases in 2009 and 2008 relate principally to loans in the real estate development and housing sector, including construction related businesses. The net increase in the current quarter of $13.1 million was primarily related to one residential real estate development project. The increase in nonperforming loans has reduced the coverage of these assets as a percentage of the allowance for loan losses from 178% at June 30, 2008 to 79% at June 30, 2009.

Nonperforming assets include $37.6 million in nonperforming loans. This total includes land development loans of $13.3 million, residential real estate loans of $9.1 million, commercial real estate loans of $9.0 million, commercial and industrial loans of $3.1 million, land loans of $1.2 million, and other loans totaling $1.9 million. Historically, and particularly in the current economic environment, the Company seeks to work with its customers on loan collection matters while taking appropriate actions to minimize any losses. These loans are closely monitored and evaluated for collection with appropriate loss reserves established where necessary.

Nonperforming assets also include $14.7 million in other real estate owned. This total includes land of $8.0 million, residential real estate of $2.9 million, land development loans of $1.6 million, commercial real estate of $1.0 million and land for development of bank branch sites of $1.0 million. Foreclosed properties have been adjusted to their fair values at the time of foreclosure and any losses have been taken as loan charge-offs against the allowance for loan losses. Other real estate owned asset valuations are also evaluated at least quarterly in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and any necessary write down to fair value is recorded as an impairment. During the second quarter of 2009, $48 thousand was recorded as an impairment related to residential real estate. The year to date total impairment for other real estate owned was $62 thousand and related to one residential real estate relationship.

The provision for loan losses for the quarter ended June 30, 2009 was $4.9 million, an increase of $1.8 million over the most recent quarter and $3.2 million from the same quarter a year ago. $2.0 million of the current quarter provision for loan losses related to the one residential real estate development project mentioned above. The increase in the provision for loan losses and the current levels of the allowance for loan losses reflect specific reserves related to nonperforming loans, net charge-off activity, loan growth, delinquency trends and other credit risk factors that the Company considers in assessing the adequacy of the allowance for loan losses. The allowance for loan losses as a percentage of the loan portfolio was 1.58% at June 30, 2009, 1.48% at March 31, 2009 and 1.19% and 1.36% for the periods ending June 30, 2008 and December 31, 2008, respectively.

NONINTEREST INCOME

For the three months ended June 30, 2009, noninterest income increased $1.6 million, or 21.2%, to $9.3 million from the second quarter of 2008. Of this increase, gains on sales of loans in the mortgage segment increased $2.0 million related to higher origination volume. Also, other operating income increased $84 thousand and investment securities gains increased $8 thousand. Partially offsetting these increases were declines in service charges on deposit accounts and other fee income of $224 thousand and $217 thousand, respectively. These declines were predominantly the result of lower overdraft and returned check charges and fewer annuity sales than a year ago. Also contributing to the decline in noninterest income were losses recognized on the sale of other real estate owned of $35 thousand. Excluding the contribution from the mortgage segment, noninterest income declined $370 thousand, or 8.1%, and was primarily related to lower service charges on deposit accounts and other account fees.

On a linked quarter basis, noninterest income increased $1.9 million, or 26.5%, to $9.3 million from $7.3 million at March 31, 2009. Of this increase, gains on sales of loans in the mortgage segment increased $1.7 million related to higher origination volume. Also, other operating income increased $32 thousand and investment securities gains increased $12 thousand. The increase also included increases in service charges on deposit accounts and other fee income of $109 thousand and $77 thousand, respectively. These were predominately the result of increases in overdraft and return check fees and debit card income over the prior quarter. Excluding the contribution of the mortgage segment, noninterest income increased $212 thousand, or 5.3%, and primarily related to higher service charges on deposit accounts and other fee income.

For the six months ended June 30, 2009, noninterest income increased $1.6 million, or 10.7%, to $16.6 million from $15.0 million for the same period in 2008. Of this increase, gains on sales of loans in the mortgage segment increased $2.5 million related to higher origination volume. Partially offsetting this increase were declines in service charges on deposit accounts and other fee income of $348 thousand and $266 thousand, respectively. These declines were predominantly the result of lower overdraft fees and returned check charges ($432 thousand), brokerage commissions ($163 thousand), annuity sales ($128 thousand), third party exchange fee income related to official checks ($114 thousand) and debit card income ($110 thousand) partially offset by increased ATM income ($247 thousand) and service charges on commercial accounts ($116 thousand). During the same period in 2008, the Company recorded gains of $127 thousand from the sale of bank owned real estate and $198 thousand relating to the mandatory redemption of certain classes of common stock to financial institution members of Visa U.S.A. Excluding the contribution of the mortgage segment and prior period gain transactions, noninterest income declined $508 thousand, or 5.9%, principally as a result of the aforementioned lower service charges on deposit accounts and other fee income.

NONINTEREST EXPENSE

For the three months ended June 30, 2009, noninterest expense increased $2.3 million, or 11.6%, to $22.4 million compared to the second quarter of 2008. Other operating expenses increased $2.8 million. Of this increase, FDIC insurance assessment premiums were $1.9 million and were comprised of a special insurance assessment of $1.2 million and an increase in the regular insurance assessment of $720 thousand. Acquisition costs associated with the proposed merger of First Market Bank, FSB were $363 thousand. Other costs contributing to the increase were higher legal expenses of $225 thousand relating to the Company’s problem loan workouts and collection, and increased marketing and advertising costs of $171 thousand principally relating to a centennial celebration for a bank affiliate and other advertising campaigns. Salaries and benefits decreased $407 thousand. Driving the decline were lower payroll expense of $388 thousand, lower profit sharing expense of $371 thousand and lower incentive compensation of $255 thousand, partially offset by higher commission expense in the mortgage segment of $658 thousand relating to increased loan origination volume. Furniture and equipment expense decreased $70 thousand and occupancy expenses increased $16 thousand. Excluding mortgage segment operations, increased FDIC special insurance assessment and acquisition related expenses, noninterest expense increased approximately $214 thousand, or 1.3%, primarily related to higher FDIC regular insurance assessments, legal expenses and marketing expenses, partially offset by lower payroll expenses.

On a linked quarter basis, noninterest expense increased $2.4 million, or 12.2%, to $22.4 million for the three months ended June 30, 2009. Other operating expenses increased $2.3 million. Of this increase, FDIC insurance assessment premiums were $1.6 million and were comprised of a special insurance assessment of $1.2 million and an increase in the regular insurance assessment of $361 thousand. Acquisition costs associated with the proposed merger of First Market Bank, FSB increased $85 thousand to $363 thousand in the second quarter compared to $278 thousand in the first quarter. Other costs contributing to the increase were increased legal expenses related to the Company’s problem loan workouts and collection activities of $124 thousand, and increased marketing and advertising costs of $270 thousand principally related to a centennial celebration for a bank affiliate and other advertising campaigns. Salary and benefit expense increased $197 thousand, or 1.8%, which included higher commissions in the mortgage segment, partially offset by lower profit sharing and awards and incentive costs. Occupancy expense and furniture and equipment expense declined $62 thousand and $47 thousand, respectively. Excluding mortgage segment operations, increased FDIC special insurance assessment and acquisition related expenses, noninterest expense increased approximately $311 thousand, or 1.9%, primarily related to higher FDIC regular insurance assessments, marketing expenses and legal expenses, offset by lower profit sharing, awards and incentive costs and payroll expenses.

For the six months ended June 30, 2009, noninterest expense increased $2.3 million, or 5.8%, to $42.3 million compared to $40.0 million for the six month period ended June 30, 2008. Other operating expenses increased $3.1 million. Of this increase, FDIC insurance assessment premiums were $2.5 million and were comprised of a special insurance assessment of $1.2 million and an increase in the regular insurance assessment of $1.3 million. Acquisition costs associated with the proposed merger of First Market Bank, FSB were $641 thousand in 2009. Other costs contributing to the increase were higher legal expenses of $330 thousand relating to the Company’s problem loan workouts and collection activities, and increased marketing and advertising costs of $184 thousand principally related to a centennial celebration for a bank affiliate and other advertising campaigns. Costs for maintaining an increased portfolio of other real estate owned increased $106 thousand from $4 thousand in the same period last year. Offsetting higher expenses were lower salary and benefit costs of $792 thousand, primarily due to lower profit sharing and incentive compensation, partially offset by higher commission expense in the mortgage segment related to strong origination volume in 2009. Furniture and equipment expenses declined $126 thousand, or 5.0%, and occupancy expenses increased $105 thousand, or 3.1%. Excluding mortgage segment operations, increased FDIC special insurance assessment, acquisition related expenses and prior year conversion costs related to merging affiliate banks, noninterest expense increased approximately $287 thousand, or 0.9%, primarily due to higher FDIC regular insurance assessments, occupancy expenses, marketing expenses and legal expenses, partially offset by lower salaries and benefits expenses.

During the first quarter of 2009, to replenish the Deposit Insurance Fund (“DIF”), the FDIC approved a final rule to impose a special insurance assessment of 5 basis points calculated on each bank’s total assets minus Tier 1 capital. The special insurance assessment was billed on June 30, payable on September 30 and recorded as a second quarter expense for all financial institutions. During the second quarter of 2009, the Company expensed $1.2 million related to the FDIC special insurance assessment. The special insurance assessment is in addition to the regular quarterly risk-based assessment. The assessment base for regular quarterly insurance assessments was not changed. The rule also authorizes the FDIC to impose an additional special insurance assessment of up to 5 basis points later in 2009 if additional replenishment of the DIF is needed. The FDIC indicates that this additional special insurance assessment is probable but the amount is uncertain.

For the six months ended June 30, 2009, acquisition costs associated with the proposed merger of First Market Bank, FSB, expected to be consummated by year end, were $641 thousand and are reported as a component of “Other operating expenses” within the Company’s “Condensed Consolidated Statements of Income.” These costs were predominantly legal and due diligence costs. The Company expects to incur additional acquisition costs both prior to and after the consummation of the merger.

BALANCE SHEET

At June 30, 2009, total assets were $2.6 billion compared to $2.4 billion and $2.6 billion at June 30, 2008 and December 31, 2008, respectively. Net loans increased $39.8 million, or 2.2%, from June 30, 2008 and declined $6.7 million compared to December 31, 2008. The year over year increase in loan growth was concentrated in commercial and home equity loan portfolios, partially offset by a decline in construction loans. On a linked quarter basis, net loans decreased $2.4 million and the Company’s mortgage segment increased loans held for sale by $30.1 million. Total cash and cash equivalents were $80.3 million and increased $13.5 million from $66.8 million at June 30, 2008 and decreased $68.1 million from $148.5 million at December 31, 2008. The decline from December 31, 2008 is principally a function of reducing brokered certificates of deposits to zero from $66.7 million as well as redeploying cash into higher yielding investment securities. Deposits increased $210.5 million, or 11.8%, from a year ago primarily due to increases in money market savings accounts. The Company reduced brokered certificates of deposit to zero at June 30, 2009, down from $40 million at June 30, 2008. Total borrowings, including repurchase agreements, decreased $54.0 million from June 30, 2008 to $322.5 million at June 30, 2009. The Company’s equity to assets ratio was 10.49% and 8.91% at June 30, 2009 and 2008, respectively.

Proceeds of $59 million from the issuance of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock added additional capital of $10 million to bank affiliates during the fourth quarter of 2008. Since December 31, 2008, these funds have generally been invested with the Federal Reserve Bank as liquidity for anticipated lending activity, earning a nominal yield. During the second quarter of 2009 the Company began to redeploy some of this excess liquidity into short-term investment securities in order to obtain a more attractive return than Fed funds.

While not immune from the effects of weakening economic conditions, management remains focused on maintaining adequate levels of liquidity and capital during this challenging environment and believes its sound risk management practices in underwriting and lending will enable it to successfully weather this period of economic uncertainty.

SEGMENT INFORMATION

Mortgage Segment

For the three months ended June 30, 2009, the mortgage segment net income increased $1.1 million to $1.2 million from $88 thousand for the same quarter in 2008. Originations increased 71.4% from the same period last year, resulting in an increase in loan revenue of $2.0 million, or 62.5%. Increased originations are principally attributable to historically low mortgage rates that have produced a surge in refinance volume. Loan-related expenses, including early payoff and early payment defaults attributable to current economic conditions, totaled $112 thousand during the period. Total noninterest expenses increased $568 thousand. Salaries and benefits increased $635 thousand primarily related to commission expenses on the increased loan volume. Other operating expenses increased $41 thousand principally due to higher underwriting fees related to loan volume and marketing and advertising in 2009. Occupancy, furniture and equipment expenses declined $80 thousand and $29 thousand, respectively, principally due to the nonrenewal of certain leased office locations.

On a linked quarter basis, mortgage segment net income increased $679 thousand to $1.2 million from $486 thousand in the first quarter of 2009. Originations increased 39.9% from the most recent quarter, resulting in an increase in loan revenue of $1.7 million, or 50.3%, due to attractive mortgage rates, strong refinance loan volume and lower median residential housing prices. Salaries and benefits increased $811 thousand as the result of the increase in commissions related to loan originations. Other operating expenses increased $55 thousand and included higher credit bureau fees, underwriting fees and other loan expenses related to loan volume. Occupancy expense and furniture and equipment expenses decreased $23 thousand and $4 thousand, respectively, principally due to the nonrenewal of certain leased office locations.

For the six months ended June 30, 2009, mortgage segment net income increased $1.6 million from $58 thousand to $1.7 million. Originations increased 58.3% from the same period last year, resulting in an increase in loan revenue of $2.4 million, or 39.5%. Salaries and benefits increased $646 thousand principally due to commission expenses related to increased loan originations. Occupancy costs decreased $125 thousand and furniture and equipment costs decreased $68 thousand, both related to the nonrenewal of certain leased office locations.

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ABOUT UNION BANKSHARES CORPORATION

Union Bankshares Corporation is one of the largest community banking organizations based in Virginia, providing full service banking to the Northern, Central, Rappahannock, Tidewater and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank and Trust Company (42 locations in the counties of Albemarle, Caroline, Chesterfield, Fairfax, Fluvanna, Hanover, Henrico, King George, King William, Nelson, Spotsylvania, Stafford, Westmoreland, and the cities of Fredericksburg, Williamsburg, Newport News, Grafton and Charlottesville); Northern Neck State Bank (9 locations in the counties of Richmond, Westmoreland, Essex, Northumberland and Lancaster); and Rappahannock National Bank (7 locations in Washington, Front Royal, Middleburg, Warrenton and Winchester). Union Bank and Trust Company’s loan production office in Manassas was open through the first quarter of 2009 but was closed in early April 2009. Union Investment Services, Inc. provides full brokerage services; Union Mortgage Group, Inc. provides a full line of mortgage products; and Union Insurance Group, LLC offers various lines of insurance products. Union Bank and Trust Company also owns a non-controlling interest in Johnson Mortgage Company, LLC.

On March 14, 2008, the Company completed the previously announced merger of its affiliate Prosperity Bank & Trust Company into Union Bank and Trust Company (“Union Bank”).

On October 31, 2008, the Company completed the previously announced merger of its affiliate Bay Community Bank into Union Bank.

On March 30, 2009, the Company and First Market Bank, FSB announced the signing of an agreement, as amended on June 19, 2009, pursuant to which First Market Bank, FSB will merge with the Company in an all stock transaction valued at approximately $105.4 million. First Market Bank, FSB, a privately held federally chartered savings bank with over $1.3 billion in assets, operates 39 branches throughout central Virginia with 31 locations in the greater Richmond metropolitan area. Upon completion of the transaction, expected to occur before year end, the Company will become the largest Virginia based community banking organization with approximately 97 branch locations and total assets of over $3.9 billion.

Additional information is available on the Company’s website at www.ubsh.com. The shares of the Company are traded on the NASDAQ Global Select Market under the symbol “UBSH.”

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate” or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, technology, and consumer spending and savings habits. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(in thousands, except share data)

	Three Months Ended			Six Months Ended
	06/30/09	06/30/08	03/31/09	06/30/09	06/30/08
Results of Operations
Interest and dividend income	$31,977	$33,308	$31,364	$63,341	$68,178
Interest expense	13,273	13,480	13,650	26,923	29,225

Net interest income	18,704	19,828	17,714	36,418	38,953
Provision for loan losses	4,855	1,676	3,130	7,985	3,276

Net interest income after provision for loan losses	13,849	18,152	14,584	28,433	35,677
Noninterest income	9,278	7,656	7,333	16,611	15,004
Noninterest expenses	22,351	20,034	19,927	42,278	39,967

Income before income taxes	776	5,774	1,990	2,766	10,714
Income tax (benefit) expense	(177)	1,441	237	60	2,729

Net income	$953	$4,333	$1,753	$2,706	$7,985

Interest earned on loans (FTE)	$28,042	$29,857	$27,688	$55,731	$61,246
Interest earned on securities (FTE)	4,822	4,248	4,536	9,357	8,467
Interest earned on earning assets (FTE)	32,924	34,127	32,278	65,202	69,797
Net interest income (FTE)	19,651	20,647	18,628	38,279	40,572
Interest expense on certificates of deposit	7,968	9,025	8,434	16,403	19,292
Interest expense on interest-bearing deposits	10,787	10,676	11,105	21,892	22,411
Core deposit intangible amortization	481	487	481	962	973

Net income (loss) - community bank segment	$(212)	$4,245	$1,267	$1,055	$7,927
Net income - mortgage segment	1,165	88	486	1,651	58

Key Ratios
Return on average assets (ROA)	0.15%	0.74%	0.28%	0.21%	0.69%
Return on average equity (ROE)	1.39%	8.10%	2.57%	1.98%	7.47%
Efficiency ratio	79.88%	72.89%	79.56%	79.73%	74.07%
Efficiency ratio - community bank segment	82.90%	69.77%	79.56%	81.27%	70.85%
Net interest margin (FTE)	3.30%	3.92%	3.22%	3.26%	3.89%
Yields on earning assets (FTE)	5.53%	6.48%	5.59%	5.56%	6.68%
Cost of interest-bearing liabilities (FTE)	2.63%	2.96%	2.77%	2.70%	3.23%
Noninterest expense less noninterest income / average assets	2.01%	2.12%	1.99%	2.00%	2.16%

Per Share Data
Earnings per common share, basic	$0.01	$0.32	$0.07	$0.07	$0.59
Earnings per common share, diluted	0.01	0.32	0.07	0.07	0.59
Cash dividends paid per common share	0.060	0.185	0.120	0.180	0.370
Market value per share	14.97	14.89	13.85	14.97	14.89
Book value per common share	16.02	15.81	16.08	16.02	15.81
Tangible common book value per common share	11.24	10.84	11.25	11.24	10.84
Price to earnings ratio, diluted	373.22	11.57	48.79	106.05	12.55
Price to book value per common share	0.93	0.94	0.86	0.93	0.94
Price to tangible common share	1.33	1.37	1.23	1.33	1.37
Weighted average common shares outstanding, basic	13,575,807	13,469,589	13,562,785	13,569,332	13,457,911
Weighted average common shares outstanding, diluted	13,615,294	13,506,929	13,602,327	13,609,625	13,496,874
Common shares outstanding at end of period	13,604,601	13,503,853	13,595,004	13,604,601	13,503,853

Financial Condition
Assets	$2,615,447	$2,395,930	$2,602,033	$2,615,447	$2,395,930
Loans, net of unearned income	1,871,506	1,823,706	1,867,172	1,871,506	1,823,706
Earning Assets	2,386,503	2,147,877	2,375,864	2,386,503	2,147,877
Goodwill	56,474	56,474	56,474	56,474	56,474
Core deposit intangibles, net	8,652	10,577	9,133	8,652	10,577
Deposits	1,997,364	1,786,847	1,993,006	1,997,364	1,786,847
Stockholders’ equity	274,459	213,475	274,912	274,459	213,475
Tangible common equity	153,003	146,424	153,098	153,003	146,424

	Three Months Ended			Six Months Ended
	06/30/09	06/30/08	03/31/09	06/30/09	06/30/08
Averages
Assets	$2,613,999	$2,345,698	$2,565,918	$2,590,008	$2,328,649
Loans, net of unearned income	1,871,142	1,794,443	1,869,759	1,870,455	1,781,636
Loans held for sale	51,522	31,021	38,698	45,146	27,265
Securities	380,350	287,234	336,716	358,654	285,494
Earning assets	2,390,428	2,116,639	2,342,570	2,366,549	2,099,796
Deposits	2,002,148	1,738,866	1,948,300	1,975,372	1,711,952
Certificates of deposit	964,952	922,909	986,473	975,652	926,581
Interest-bearing deposits	1,710,973	1,461,568	1,680,320	1,695,730	1,439,882
Borrowings	315,517	372,073	319,648	317,488	381,279
Interest-bearing liabilities	2,026,490	1,833,641	1,999,968	2,013,218	1,821,161
Stockholders’ equity	275,794	215,223	276,551	276,171	214,836
Tangible common equity	154,175	147,937	154,565	154,370	147,311

Asset Quality
Allowance for Loan Losses
Beginning balance of allowance for loan losses	$27,704	$20,452	$25,496	$25,496	$19,336
Add: Recoveries	208	88	66	274	167
Less: Charge-offs	3,128	566	988	4,116	1,129
Add: Provision for loan losses	4,855	1,676	3,130	7,985	3,276

Ending balance of allowance for loan losses	$29,639	$21,650	$27,704	$29,639	$21,650

Allowance for loan losses / total outstanding loans	1.58%	1.19%	1.48%	1.58%	1.19%

Nonperforming Assets
Nonaccrual loans	$37,612	$12,135	$31,039	$37,612	$12,135
Other real estate and foreclosed properties	14,662	781	8,145	14,662	781

Total nonperforming assets	52,274	12,916	39,184	52,274	12,916
Loans > 90 days and still accruing	12,944	2,481	7,690	12,944	2,481

Total nonperforming assets and loans > 90 days and still accruing	$65,218	$15,397	$46,874	$65,218	$15,397

Nonperforming assets / total outstanding loans	2.79%	0.71%	2.10%	2.79%	0.71%
Allowance for loan losses / nonperforming loans	78.80%	178.41%	89.26%	78.80%	178.41%
Allowance for loan losses / nonperforming assets	56.70%	167.62%	70.70%	56.70%	167.62%

Other Data
Mortgage loan originations	$217,560	$126,916	$155,552	$373,529	$235,971
% of originations that are refinances	58.76%	36.30%	68.70%	62.99%	44.00%
End of period full-time employees	662	705	672	662	705
Number of full-service branches	58	58	58	58	58
Number of community banks (subsidiaries)	3	4	3	3	4
Number of full automatic transaction machines (ATM’s)	148	147	148	148	147

Alternative Performance Measures
Cash basis earnings[1]
Net income	$953	$4,333	$1,753	$2,706	$7,985
Plus: Core deposit intangible amortization, net of tax	313	317	313	625	632

Cash basis operating earnings	$1,266	$4,650	$2,066	$3,331	$8,617

Average assets	$2,613,999	$2,345,698	$2,565,918	$2,590,008	$2,328,649
Less: Average goodwill	56,474	56,474	56,474	56,474	56,474
Less: Average core deposit intangibles	8,887	10,812	9,362	9,123	11,051

Average tangible assets	$2,548,638	$2,278,412	$2,500,082	$2,524,411	$2,261,124

Average equity	$275,794	$215,223	$276,551	$276,171	$214,836
Less: Average goodwill	56,474	56,474	56,474	56,474	56,474
Less: Average core deposit intangibles	8,887	10,812	9,362	9,123	11,051
Less: Average preferred equity	56,258	—	56,150	56,204	—

Average tangible common equity	$154,175	$147,937	$154,565	$154,370	$147,311

Cash basis earnings per share, diluted	$0.09	$0.35	$0.15	$0.24	$0.64
Cash basis return on average tangible assets	0.20%	0.82%	0.34%	0.27%	0.77%
Cash basis return on average tangible common equity	3.29%	12.64%	5.42%	4.35%	11.76%

[1]

Cash basis earnings - as a supplement to accounting principles generally accepted in the United States (“GAAP”), management also reviews operating performance based on its “cash basis earnings” to fully analyze its core business. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

In management’s opinion, cash basis earnings are useful to investors because by excluding non-operating adjustments stemming from the consolidation of our organization, they allow investors to see clearly the combined economic results of our multi-bank company.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts)

	June 30, 2009	December 31, 2008	June 30, 2008
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$36,111	$144,625	$62,875
Interest-bearing deposits in other banks	41,242	903	1,054
Money market investments	123	122	223
Other interest-bearing deposits	2,598	2,598	2,598
Federal funds sold	303	289	90

Total cash and cash equivalents	80,377	148,537	66,840

Securities available for sale, at fair value	406,662	309,711	288,150

Loans held for sale	64,069	29,424	32,056

Loans, net of unearned income	1,871,506	1,874,088	1,823,706
Less allowance for loan losses	29,639	25,496	21,650

Net loans	1,841,867	1,848,592	1,802,056

Bank premises and equipment, net	78,787	77,425	77,220
Other real estate owned	14,663	7,140	781
Core deposit intangibles, net	8,652	9,613	10,577
Goodwill	56,474	56,474	56,474
Other assets	63,896	65,016	61,776

Total assets	$2,615,447	$2,551,932	$2,395,930

LIABILITIES
Noninterest-bearing demand deposits	$302,841	$274,829	$294,594
Interest-bearing deposits:
NOW accounts	200,431	201,317	218,747
Money market accounts	452,373	361,138	256,297
Savings accounts	101,145	93,559	102,420
Time deposits of $100,000 and over	453,336	452,297	433,409
Brokered certificates of deposit	—	66,709	40,000
Other time deposits	487,238	477,150	441,380

Total interest-bearing deposits	1,694,523	1,652,170	1,492,253

Total deposits	1,997,364	1,926,999	1,786,847

Securities sold under agreements to repurchase	57,202	68,282	79,980
Other short-term borrowings	65,000	55,000	86,750
Trust preferred capital notes	60,310	60,310	60,310
Long-term borrowings	140,000	150,000	149,500
Other liabilities	21,112	17,543	19,068

Total liabilities	2,340,988	2,278,134	2,182,455

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock, $10.00 par value, $1,000 liquidation value, shares authorized 59,000; issued and outstanding, 59,000 shares at June 30, 2009 and December 31, 2008 and none at June 30, 2008	590	590	—
Common stock, $1.33 par value, shares authorized 36,000,000; issued and outstanding, 13,604,601 shares, 13,570,970 shares, and 13,503,852 shares, respectively	18,103	18,055	17,962
Surplus	102,076	101,719	41,811
Retained earnings	153,947	155,140	153,630
Warrant	2,808	2,808	—
Discount on preferred stock	(2,544)	(2,790)	—
Accumulated other comprehensive (loss) income	(521)	(1,724)	72

Total stockholders’ equity	274,459	273,798	213,475

Total liabilities and stockholders’ equity	$2,615,447	$2,551,932	$2,395,930

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
Interest and dividend income:
Interest and fees on loans	$27,863	$29,725	$55,372	$60,989
Interest on Federal funds sold	—	1	—	29
Interest on deposits in other banks	60	6	114	14
Interest on money market investments	—	—	—	1
Interest on other interest-bearing deposits	—	15	—	40
Interest and dividends on securities:
Taxable	2,630	2,288	5,066	4,577
Nontaxable	1,424	1,273	2,789	2,528

Total interest and dividend income	31,977	33,308	63,341	68,178

Interest expense:
Interest on deposits	10,787	10,676	21,892	22,411
Interest on Federal funds purchased	—	96	—	264
Interest on short-term borrowings	712	1,001	1,343	3,037
Interest on long-term borrowings	1,774	1,707	3,688	3,513

Total interest expense	13,273	13,480	26,923	29,225

Net interest income	18,704	19,828	36,418	38,953
Provision for loan losses	4,855	1,676	7,985	3,276

Net interest income after provision for loan losses	13,849	18,152	28,433	35,677

Noninterest income:
Service charges on deposit accounts	2,105	2,329	4,101	4,449
Other service charges, commissions and fees	1,496	1,713	2,915	3,181
Gains on securities transactions, net	13	5	14	28
Gains on sales of loans	5,183	3,179	8,635	6,177
Gains (losses) on sales of other real estate and bank premises, net	(35)	(2)	(54)	135
Other operating income	516	432	1,000	1,034

Total noninterest income	9,278	7,656	16,611	15,004

Noninterest expenses:
Salaries and benefits	10,872	11,279	21,547	22,339
Occupancy expenses	1,735	1,719	3,532	3,427
Furniture and equipment expenses	1,162	1,232	2,371	2,497
Other operating expenses	8,582	5,804	14,828	11,704

Total noninterest expenses	22,351	20,034	42,278	39,967

Income before income taxes	776	5,774	2,766	10,714
Income tax (benefit) expense	(177)	1,441	60	2,729

Net income	$953	$4,333	$2,706	$7,985
Dividends paid and accumulated on preferred stock	738	—	1,475	—
Accretion of discount on preferred stock	124	—	246	—

Net income available to common shareholders	$91	$4,333	$985	$7,985

Earnings per share, basic	$0.01	$0.32	$0.07	$0.59

Earnings per share, diluted	$0.01	$0.32	$0.07	$0.59

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For The Three Months Ended June 30,
	2009			2008			2007
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$258,950	$2,630	4.07%	$177,859	$2,289	5.18%	$169,359	$2,174	5.15%
Tax-exempt	121,400	2,192	7.24%	109,375	1,959	7.20%	97,521	1,760	7.24%

Total securities	380,350	4,822	5.08%	287,234	4,248	5.95%	266,880	3,934	5.91%
Loans, net (2)	1,871,142	27,462	5.89%	1,794,443	29,408	6.59%	1,612,164	31,401	7.81%
Loans held for sale	51,522	580	4.52%	31,021	449	5.82%	22,332	359	6.45%
Federal funds sold	304	—	0.17%	240	1	2.16%	1,802	122	5.49%
Money market investments	104	—	0.00%	152	—	0.01%	146	1	1.72%
Interest-bearing deposits in other banks	84,408	60	0.29%	951	5	2.29%	901	12	5.21%
Other interest-bearing deposits	2,598	—	0.00%	2,598	16	2.42%	2,598	35	5.39%

Total earning assets	2,390,428	32,924	5.53%	2,116,639	34,127	6.48%	1,906,823	35,864	7.54%

Allowance for loan losses	(28,249)			(20,746)			(18,306)
Total non-earning assets	251,820			249,805			242,636

Total assets	$2,613,999			$2,345,698			$2,131,153

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$203,276	86	0.17%	$228,009	362	0.64%	$208,068	334	0.64%
Money market savings	442,436	2,636	2.39%	207,603	1,149	2.23%	154,105	885	2.30%
Regular savings	100,309	97	0.39%	103,047	140	0.54%	104,743	200	0.76%
Certificates of deposit:
$100,000 and over	475,200	3,962	3.34%	439,298	4,348	3.98%	448,728	5,535	4.95%
Under $100,000	489,752	4,006	3.28%	483,611	4,677	3.89%	451,845	5,086	4.51%

Total interest-bearing deposits	1,710,973	10,787	2.53%	1,461,568	10,676	2.94%	1,367,489	12,040	3.53%
Other borrowings	315,517	2,486	3.18%	372,073	2,804	3.03%	256,380	3,868	6.05%

Total interest-bearing liabilities	2,026,490	13,273	2.63%	1,833,641	13,480	2.96%	1,623,869	15,908	3.93%

Noninterest-bearing liabilities:
Demand deposits	291,175			277,298			285,414
Other liabilities	20,540			19,536			17,499

Total liabilities	2,338,205			2,130,475			1,926,782
Stockholders’ equity	275,794			215,223			204,371

Total liabilities and stockholders’ equity	$2,613,999			$2,345,698			$2,131,153

Net interest income		$19,651			$20,647			$19,956

Interest rate spread (3)			2.90%			3.52%			3.61%
Interest expense as a percent of average earning assets			2.23%			2.56%			3.35%
Net interest margin			3.30%			3.92%			4.20%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Nonaccrual loans are included in average loans outstanding.
(3)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Six Months Ended June 30,
	2009			2008			2007
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$239,572	$5,066	4.26%	$177,298	$4,577	5.19%	$175,324	$4,505	5.18%
Tax-exempt	119,082	4,291	7.27%	108,196	3,890	7.23%	96,529	3,502	7.32%

Total securities	358,654	9,357	5.26%	285,494	8,467	5.96%	271,853	8,007	5.94%
Loans, net (2)	1,870,455	54,720	5.90%	1,781,636	60,520	6.83%	1,589,154	61,061	7.75%
Loans held for sale	45,146	1,011	4.52%	27,265	726	5.35%	21,989	660	6.05%
Federal funds sold	304	—	0.19%	1,592	29	3.66%	2,801	385	5.47%
Money market investments	98	—	0.00%	194	1	0.63%	205	2	1.97%
Interest-bearing deposits in other banks	89,294	114	0.26%	1,017	14	2.68%	1,018	27	5.27%
Other interest-bearing deposits	2,598	—	0.00%	2,598	40	3.12%	2,598	69	5.36%

Total earning assets	2,366,549	65,202	5.56%	2,099,796	69,797	6.68%	1,889,618	70,211	7.49%

Allowance for loan losses	(27,202)			(20,180)			(18,704)
Total non-earning assets	250,661			249,033			237,918

Total assets	$2,590,008			$2,328,649			$2,108,832

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$200,712	166	0.17%	$223,131	$736	0.66%	$207,137	652	0.63%
Money market savings	421,413	5,125	2.45%	187,817	2,075	2.22%	158,008	1,802	2.30%
Regular savings	97,953	198	0.41%	102,353	308	0.60%	105,022	426	0.82%
Certificates of deposit:
$100,000 and over	472,448	8,014	3.42%	444,711	9,420	4.26%	447,017	10,942	4.94%
Under $100,000	503,204	8,389	3.36%	481,870	9,872	4.12%	452,264	10,078	4.49%

Total interest-bearing deposits	1,695,730	21,892	2.60%	1,439,882	22,411	3.13%	1,369,448	23,900	3.52%
Other borrowings	317,488	5,031	3.20%	381,279	6,814	3.59%	239,017	7,476	6.31%

Total interest-bearing liabilities	2,013,218	26,923	2.70%	1,821,161	29,225	3.23%	1,608,465	31,376	3.93%

Noninterest-bearing liabilities:
Demand deposits	279,642			272,070			280,430
Other liabilities	20,977			20,582			17,185

Total liabilities	2,313,837			2,113,813			1,906,080
Stockholders’ equity	276,171			214,836			202,752

Total liabilities and stockholders’ equity	$2,590,008			$2,328,649			$2,108,832

Net interest income		$38,279			$40,572			$38,835

Interest rate spread (3)			2.86%			3.45%			3.56%
Interest expense as a percent of average earning assets			2.29%			2.80%			3.35%
Net interest margin			3.26%			3.89%			4.14%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Nonaccrual loans are included in average loans outstanding.
(3)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.